EXHIBIT 99.1

January 30, 2006 10:00 a.m. Pacific Time

Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
Gerald L. Brickey, Chief Financial Officer
(360) 423-9800

Cowlitz Bancorporation Announces a 49% Increase in Earnings

LONGVIEW, Wash., January 30, 2006 /PR Newswire/ --

Flash Results
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended 12/31/05	Ended 12/31/04	Ended 12/31/05	Ended 12/31/04
Net Interest Income	$4,486	$3,285	$14,796	$12,195
Net Income	$872	$587	$2,957	$1,940
Average Diluted Shares	4,774	4,289	4,451	4,094
Diluted EPS	$0.18	$0.14	$0.66	$0.47

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported a 49% increase in net income to $872,000 or $0.18 per diluted share for the fourth quarter of 2005, compared with net income of $587,000 or $0.14 per diluted share during the fourth quarter of 2004. Net income for the twelve months ended December 31, 2005 increased 52% to $2,957,000, or $0.66 per diluted share, compared with $1,940,000, or $0.47 per diluted share, for the same period of 2004.

Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank, stated, "The Bank's robust earnings growth has been driven by expansion in our commercial banking line of business. With the completion of the acquisition of Asia-Europe-Americas Bank's (AEA) single Seattle branch on November 1, 2005, we are well-positioned for additional growth in King County in 2006." The Company is also expanding its presence in the Vancouver market with the opening of a full service branch in Vancouver, Washington, expected in March 2006. Excluding loans associated with the recent acquisition, the Company experienced loan growth of 7% from September 30, 2005 to December 31, 2005 and 28% from December 31, 2004 to December 31, 2005.

Total assets at December 31, 2005 were $370.7 million compared with $273.3 million at December 31, 2004, and $311.6 million at September 30, 2005. The ratio of non-performing assets to total assets was 1.12% at December 31, 2005 compared with 0.30% at December 31, 2004 and 0.32% at September 30, 2005. Total non-performing assets were $4.2 million at December 31, 2005 compared with $818,000 at December 31, 2004 and $1.0 million at September 30, 2005.

The increase in non-performing assets from September 30, 2005 was primarily related to certain loans acquired from AEA. Of the total non-performing loans at December 31, 2005, $1.46 million are fully guaranteed by an agency of the U.S. government. Another group of non-performing loans, totaling $1.7 million at December 31, 2005, is secured by real property currently subject to a purchase and sale agreement for a value well in excess of the loan amount. Non-performing assets related to the pre-merger Cowlitz Bank loan portfolio totaled $1.0 million, or about 0.4% of the total loan portfolio. Cowlitz sold the majority of AEA's problem assets and retained several loans, including those discussed, where little or no loss is expected.

The Company's provision for loan losses was $500,000 and $870,000 for the three months and twelve months ended December 31, 2005, respectively. For the same periods of 2004, the Company's provision for loan losses was $50,000 and $210,000, respectively. The provision for loan losses increased during 2005 to support the growth in the loan portfolio and a higher level of loan charge-offs in 2005. Net charge-offs totaled $1.65 million for the year ended December 31, 2005, compared with $382,000 for the year ended December 31, 2004. At December 31, 2005, the allowance for loan losses was $4.67 million, or 1.73% of total loans, compared with $3.80 million or 2.00% of total loans on December 31, 2004.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in Cowlitz County branches, as well as the Vancouver office. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's filings with the SEC including our Form 10-K for the year ended December 31, 2004. Specific risks in this release relate our ability to open a full service Vancouver branch and to achieve growth in King County, Washington.

FINANCIAL HIGHLIGHTS

INCOME STATEMENT	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Interest income	$5,977	$4,116	$19,698	$ 15,243
Interest expense	1,491	831	4,902	3,048

Net interest income	4,486	3,285	14,796	12,195
Provision for loan losses	500	50	870	210

Net interest income after loan loss provision	3,986	3,235	13,926	11,985
Non-interest income	629	622	2,451	2,787
Non-interest expense	3,631	3,082	12,561	12,242

Income before provision for income taxes	984	775	3,816	2,530
Provision for income taxes	112	188	859	590

Net income	$872	$587	$2,957	$ 1,940

Basic earnings per weighted average
share of common stock	$0.19	$0.14	$0.69	$0.49

Diluted earnings per weighted average
share of common stock	$0.18	$0.14	$0.66	$0.47

Weighted average shares outstanding
Basic	4,526,561	4,187,266	4,266,783	3,999,216
Diluted	4,774,247	4,288,915	4,451,466	4,094,109

Efficiency Ratio (1)	71.0%	78.9%	72.8%	81.7%

Actual shares outstanding			4,772,251	4,173,552

Number of full-time equivalent employees			119	109

(1) Net interest income plus non-interest income divided by non-interest expense

	Three Months Ended December 31,		Twelve Months Ended December 31,

SELECTED AVERAGES	2005	2004	2005	2004

Average interest-earning assets	$335,738	$250,822	$ 294,505	$ 242,296
Total average assets	347,382	273,100	308,542	265,411
Average interest-bearing liabilities	224,282	180,732	204,600	174,684
Average equity	35,282	35,546	36,483	33,477

BALANCE SHEET	Sept 30, 2005	Dec 31, 2005	Dec 31, 2004

Total assets	$311,618	$370,712	$273,286
Securities available for sale	52,480	52,462	60,005
Loans, net of allowance for loan losses	223,712	265,579	185,550
Bank owned life insurance	11,364	11,475	8,585
Goodwill	852	1,892	852
Other intangible assets	-	189	-
Deposits	255,888	309,141	234,610
Borrowings	2,926	817	986
Equity	37,534	44,941	35,698

Book value per share	$8.96	$9.42	$8.55
Tangible book value per share	$8.76	$8.98	$8.35
Tier 1 leverage capital ratio	15.63%	15.76%	12.64%

	Three Months Ended December 31,		Twelve Months Ended December 31,

RATIOS ANNUALIZED	2005	2004	2005	2004

Return on average assets	1.00%	0.86%	0.96%	0.73%
Return on average equity	9.89%	6.61%	8.11%	5.80%
Return on average tangible equity	10.33%	6.80%	8.30%	5.95%
Average equity/average assets	10.16%	13.02%	11.82%	12.61%
Interest rate yield on interest-earning assets	7.12%	6.56%	6.69%	6.29%
Interest rate expense on interest-bearing liabilities	2.66%	1.84%	2.40%	1.74%
Interest spread	4.46%	4.72%	4.29%	4.55%
Net interest margin	5.34%	5.24%	5.02%	5.03%

	Three Months Ended December 31,		Twelve Months Ended December 31,

ALLOWANCE FOR LOAN LOSSES	2005	2004	2005	2004

Balance at beginning of period	$4,054	$3,942	$3,796	$ 3,968
Provision for loan losses	500	50	870	210
Acquired allowance for loan losses	1,651	-	1,651	-
Recoveries	37	55	168	293
Charge-offs	(1,574)	(251)	(1,817)	(675)

Balance at end of period	$4,668	$3,796	$4,668	$ ,796

Loan loss allowance/gross loans			1.73%	2.00%
Loan loss allowance/non-performing loans			112%	NM*

*NM- Not meaningful.

NON-PERFORMING ASSETS	Sept 30, 2005	Dec 31, 2005	Dec 31, 2004

Accruing loans – over 90 days past due	$-	$-	$1
Nonaccrual loans	993	4,156	84

Total non-performing loans	993	4,156	85
Other real estate owned	11	-	733

Total non-performing assets	$1,004	$4,156	$818

Total non-performing assets/total assets	0.32%	1.12%	0.30%